Exhibit 99

DIME COMMUNITY BANCSHARES, INC. REPORTS STRONG QUARTERLY EARNINGS
Quarterly EPS of $0.30; solid loan growth and strong deposit growth with loan-to-deposit ratio reduced to 138%

Brooklyn, NY – July 27, 2016 - Dime Community Bancshares, Inc. (NASDAQ: DCOM) today reported net income of $11.2 million for the second quarter of 2016, or $0.30 per diluted common share, compared with $50.0 million, or $1.36 per diluted common share, in the first quarter of 2016. Net income in the first quarter of 2016 (excluding the impact of the gain on sale of real estate taxed at the statutory rate) was $12.6 million, or $0.34 per diluted common share and $11.5 million, or $0.32 per diluted common share, in the second quarter of 2015.

Highlights for the second quarter of 2016 included:

•	Average real estate loans grew 26.7% (annualized) on a linked quarter basis and 21.9% over the second quarter of 2015;

•	Average deposits grew 34.1% (annualized) on a linked quarter basis and 24.1% over the second quarter of 2015; the strong deposit growth benefited the loan-to-deposit ratio, which declined to 137.8% in the second quarter of 2016 from 147.0% in the first quarter of 2016;

•	Strong credit quality, with nonperforming loans to total loans of eight basis points; and

•	Efficiency ratio of 47.8%, compared to 49.5% in the first quarter of 2016 and 47.1% in the second quarter of 2015.

Vincent F. Palagiano, Chairman and Chief Executive Officer of the Company, commented, “We are pleased to report another solid quarter of performance, despite the significant headwinds we face from continued low interest rates. Steady loan growth and strong deposit growth led to increased net interest income despite a decline in net interest margin. It’s important to note that we delivered these results while maintaining our risk profile and managing our capital effectively.”

According to President and Chief Operating Officer Kenneth J. Mahon, “We continue to execute on our strategy to create superior long-term shareholder value. Our focus on deposit growth saw the loan-to-deposit ratio fall to 137.8%, the lowest level since 2007. This quarter continued to show pristine credit quality, with exceptionally low levels of nonperforming loans, and we stayed focused on our cost base, with well-controlled expenses leading to a superior efficiency ratio.”

Management’s Discussion of Quarterly Operating Results

Net Interest Income

Net interest income in the second quarter of 2016 was $35.6 million, an increase of $979,000 (2.8%) over the first quarter of 2016 and an increase of $2.5 million (7.7%) over the second quarter of 2015.  Net Interest Margin ("NIM") was 2.68% during the second quarter of 2016, compared to 2.80% in the first quarter of 2016 and 3.05% in the second quarter of 2015. NIM was negatively impacted in the second quarter of 2016 due to lower income recognized from loan prepayment activity. For the second quarter of 2016, income from prepayment activity totaled $2.0 million, benefiting NIM by 15 basis points, compared to $2.6 million, or 22 basis points, during the first quarter of 2016 and $4.2 million, or 39 basis points, during the second quarter of 2015. Average earning assets were $5.31 billion for the second quarter of 2016, a 28.5% (annualized) increase from $4.96 billion for the first quarter of 2016 and a 22.4% increase from $4.34 billion for the second quarter of 2015. For the second quarter of 2016, the average yield on interest earning assets (excluding prepayment income) was 3.50%, four basis points lower than the 3.54% for first quarter 2016 and 19 basis points lower than the 3.69% for second quarter 2015, while the average cost of funds was 1.14%, two basis points higher than the 1.12% for first quarter 2016 and six basis points lower than the 1.20% for second quarter 2015.

Real Estate Loans

Real estate loan portfolio growth was $151.5 million (11.9% annualized) on a net basis during the second quarter of 2016. Real estate loan originations were $357.3 million during the quarter, at a weighted average interest rate of 3.34%. Of this amount, $104.9 million represented loan refinances from the existing portfolio. Loan amortization and satisfactions totaled $206.1 million, or 16.1% (annualized) of the quarterly average portfolio balance, at an average rate of 4.08%. The average yield on the loan portfolio (excluding income recognized from prepayment activity) was 3.53% during the second quarter of 2016, compared to 3.57% during the first quarter of 2016, and 3.73% during the second quarter of 2015. Average real estate loans were $5.14 billion in the second quarter of 2016, an increase of $321.0 million (26.7% annualized) from the first quarter of 2016 and an increase of $923.4 million (21.9%) from the second quarter of 2015.

Deposits and Borrowed Funds

Deposit growth was $340.5 million (39.6% annualized) during the second quarter of 2016. Given the strong growth in deposits, the loan-to-deposit ratio fell to 137.8% at June 30, 2016, from 147.0% at March 31, 2016 and 146.8% at June 30, 2015. Core deposits increased to $2.75 billion during the second quarter of 2016, from $2.46 billion during the first quarter of 2016 and $2.04 billion during the second quarter of 2015. The average cost of deposits increased three basis points on a linked quarter basis to 0.85%.

Total borrowings decreased $260.0 million during the second quarter of 2016 as compared to the first quarter of 2016. The reduction in borrowings was due to deposit growth outpacing loan growth, and reflects management’s desire to decrease reliance on borrowed funds and to grow both its number of customers and deposits.

Non-Interest Income

Non-interest income was $2.3 million during the second quarter of 2016, which was $751,000 (48.3%) higher than the first quarter of 2016, excluding the gain on the sale of real estate, reflecting additional income recognized from mortality proceeds from Bank Owned Life Insurance assets and strong mortgage service fee income. Non-interest income was $628,000 (37.4%) higher than the second quarter of 2015, reflecting additional income recognized from mortality proceeds from Bank Owned Life Insurance assets and higher service fees.

Non-Interest Expense

Non-interest expense was $18.1 million during the second quarter of 2016, which was $223,000 (1.2%) higher than the first quarter of 2016, related to higher occupancy expense. Non-interest expense was $1.7 million (10.5%) higher than the second quarter of 2015, related to higher occupancy, marketing, and data processing expense. The increase in occupancy expense reflects the accounting expense for the new headquarters lease. The increase above the $17.5 million forecast resulted primarily from the aforementioned occupancy expense.

The ratio of non-interest expense to average assets was 1.31% during the second quarter of 2016, compared to 1.38% during the first quarter of 2016 and 1.44% during the second quarter of 2015, reflecting period-over-period average asset growth of 26.2% (annualized) and 20.9%, respectively. The efficiency ratio was 47.8% during the second quarter of 2016, compared to 49.5% during the first quarter of 2016 and 47.1% during the second quarter of 2015.  The efficiency ratio improvement on a linked quarter basis was due to stronger net interest income and higher non-interest income while non-interest expense was relatively flat.

Income Tax Expense

The effective income tax rate approximated 42.2% during the second quarter of 2016, the same rate as the first quarter of 2016.

Credit Quality

Non-performing loans were $4.3 million, or 0.08% of total loans, at June 30, 2016, up from $1.4 million at March 31, 2016, which is mainly due to the addition of one loan. Loans delinquent between 30 and 89 days were $535,000, or 0.01% of total loans, at June 30, 2016, down from $2.3 million at March 31, 2016. The allowance for loan losses was 0.36% of total loans at June 30, 2016, consistent with the 0.37% at March 31, 2016. At June 30, 2016, non-performing assets represented 2.0% of the sum of tangible capital plus the allowance for loan losses (this statistic is otherwise known as the "Texas Ratio") (see table at the end of this news release).  A loan loss provision of $442,000 was recorded during the second quarter of 2016, compared to a loan loss credit of $21,000 during the first quarter of 2016, primarily due to growth in the loan portfolio.

Capital Management

The Company’s consolidated Tier 1 capital to average assets (“leverage ratio”) was 10.47% at June 30, 2016, in excess of Basel III requirements.

The bank’s regulatory capital ratios continued to be in excess of Basel III requirements as well, inclusive of conservation buffer amounts. At June 30, 2016, the bank’s leverage ratio was 9.13%, while Tier 1 capital to risk-weighted assets and Total capital to risk-weighted assets ratios were 11.82% and 12.27%, respectively.

Reported diluted earnings per share exceeded the quarterly cash dividend per share by 114.3% during the second quarter of 2016, equating to a 46.7% payout ratio. Tangible book value per share was $13.35 at June 30, 2016, a 15.0% increase from $11.61 at June 30, 2015.

Outlook for the Quarter Ending September 30, 2016

At June 30, 2016, the bank had outstanding loan commitments totaling $280.2 million, at an average interest rate approximating 3.42%, all of which are likely to close during the quarter ending September 30, 2016. Loan prepayments and amortization are expected to fall within the projected annualized range of 15% - 20% during the September 2016 quarter.

The Company has a balance sheet growth objective of 15% – 18% for the year ending December 31, 2016, with a preference toward utilizing retail deposits for most of its funding needs.

Deposit and borrowing funding costs are expected to remain near current historically low levels through the September 2016 quarter. At June 30, 2016, the bank had $80.7 million of CDs at an average rate of 0.86%, and $315.0 million of borrowings, at an average rate of 0.96%, scheduled to mature during the September 2016 quarter. No significant increase or reduction in funding costs is anticipated from the rollover or re-positioning of these funds.

The bank recorded a loan loss provision during the just completed quarter of $442,000, mainly due to loan portfolio growth. During the remainder of 2016, quarterly loan loss provisions are expected to continue to be mainly a function of loan growth.

Non‐interest expense is expected to approximate $18 million during the September 2016 quarter.

The Company projects that the consolidated effective tax rate will approximate 42.0% in the September 2016 quarter.

ABOUT DIME COMMUNITY BANCSHARES, INC.

Dime Community Bancshares, Inc. (NASDAQ: DCOM) (the “Company) had $5.56 billion in consolidated assets as of June 30, 2016, and is the parent company of The Dime Savings Bank of Williamsburgh (the “bank”). The bank was founded in 1864, is headquartered in Brooklyn, New York, and currently has twenty-five branches located throughout Brooklyn, Queens, the Bronx and Nassau County, New York. More information on the Company and the bank can be found on Dime's website at www.dime.com.

This News Release contains a number of forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). These statements may be identified by use of words such as "anticipate," "believe," "could," "estimate," "expect," "intend," "may," "outlook," "plan," "potential," "predict," "project," "should," "will," "would" and similar terms and phrases, including references to assumptions.

Forward-looking statements are based upon various assumptions and analyses made by the Company in light of management's experience and its perception of historical trends, current conditions and expected future developments, as well as other factors it believes are appropriate under the circumstances. These statements are not guarantees of future performance and are subject to risks, uncertainties and other factors (many of which are beyond the Company's control) that could cause actual results to differ materially from future results expressed or implied by such forward-looking statements. These factors include, without limitation, the following: the timing and occurrence or non-occurrence of events may be subject to circumstances beyond the Company’s control; there may be increases in competitive pressure among financial institutions or from non-financial institutions; changes in the interest rate environment may reduce interest margins; changes in deposit flows, loan demand or real estate values may adversely affect the business of Dime; changes in accounting principles, policies or guidelines may cause the Company’s financial condition to be perceived differently; changes in corporate and/or individual income tax laws may adversely affect the Company's financial condition or results of operations; general economic conditions, either nationally or locally in some or all areas in which the Company conducts business, or conditions in the securities markets or the banking industry may be less favorable than the Company currently anticipates; legislation or regulatory changes may adversely affect the Company’s business; technological changes may be more difficult or expensive than the Company anticipates; success or consummation of new business initiatives may be more difficult or expensive than the Company anticipates; or litigation or other matters before regulatory agencies, whether currently existing or commencing in the future, may delay the occurrence or non-occurrence of events longer than the Company anticipates.

Contact: Anthony J. Rose
Executive Vice President and Chief Administrative Officer
718-782-6200 extension 8260

DIME COMMUNITY BANCSHARES,  INC. AND SUBSIDIARIES
UNAUDITED CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
(In thousands except share amounts)

	June 30, 2016	March 31, 2016	December 31, 2015
ASSETS:
Cash and due from banks	$89,927	$192,917	$64,154
Investment securities held to maturity	5,319	5,290	5,242
Investment securities available for sale	3,837	3,787	3,756
Trading securities	6,814	10,368	10,201
Mortgage-backed securities available for sale	406	417	431
Federal funds sold and other short-term investments	-	-	-
Real Estate Loans:
One-to-four family and cooperative/condomnium apartment	81,343	74,734	72,095
Multifamily and loans underlying cooperatives (1)	4,206,399	4,077,657	3,752,328
Commercial real estate	911,050	895,196	863,184
Unearned discounts and net deferred loan fees	7,989	7,706	7,579
Total real estate loans	5,206,781	5,055,293	4,695,186
Other loans	2,336	1,354	1,590
Allowance for loan losses	(18,909)	(18,513)	(18,514)
Total loans, net	5,190,208	5,038,134	4,678,262
Premises and fixed assets, net	13,800	13,770	15,150
Premises held for sale	1,379	1,379	8,799
Federal Home Loan Bank of New York capital stock	52,814	63,681	58,713
Other Real Estate Owned	18	18	148
Goodwill	55,638	55,638	55,638
Other assets	136,037	131,960	132,378
TOTAL ASSETS	$5,556,197	$5,517,359	$5,032,872
LIABILITIES AND STOCKHOLDERS' EQUITY:
Deposits:
Non-interest bearing checking	$261,634	$250,339	$259,182
Interest Bearing Checking	90,172	82,850	78,994
Savings	369,168	368,685	368,671
Money Market	2,024,770	1,756,823	1,618,617
Sub-total	2,745,744	2,458,697	2,325,464
Certificates of deposit	1,034,522	981,059	858,846
Total Due to Depositors	3,780,266	3,439,756	3,184,310
Escrow and other deposits	92,290	126,315	77,130
Federal Home Loan Bank of New York advances	1,017,125	1,277,125	1,166,725
Trust Preferred Notes Payable	70,680	70,680	70,680
Other liabilities	46,225	63,576	40,080
TOTAL LIABILITIES	5,006,586	4,977,452	4,538,925
STOCKHOLDERS' EQUITY:
Common stock ($0.01 par, 125,000,000 shares authorized, 53,520,581 shares, 53,326,753 shares and 53,326,753 shares issued at June 30, 2016, March 31, 2016 and December 31, 2015, respectively, and 37,654,771 shares, 37,399,150 shares and 37,371,992 shares outstanding at June 30, 2016, March 31, 2016 and December 31, 2015, respectively)	535	533	533
Additional paid-in capital	266,984	263,206	262,798
Retained earnings	502,569	496,518	451,606
Accumulated other comprehensive loss, net of deferred taxes	(8,803)	(8,548)	(8,801)
Unallocated common stock of Employee Stock Ownership Plan	(2,198)	(2,256)	(2,313)
Unearned Restricted Stock Award common stock	(2,754)	(2,279)	(2,271)
Common stock held by the Benefit Maintenance Plan	(9,576)	(9,353)	(9,354)
Treasury stock (15,865,810 shares, 15,927,603 shares and 15,954,761 shares at June 30, 2016, March 31, 2016 and December 31, 2015, respectively)	(197,146)	(197,914)	(198,251)
TOTAL STOCKHOLDERS' EQUITY	549,611	539,907	493,947
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$5,556,197	$5,517,359	$5,032,872

(1)
While the loans within this category are often considered "commercial real estate" in nature, multifamily and loans underlying cooperatives are here reported separately from commercial real estate loans in order to emphasize the residential nature of the collateral underlying this significant  component of the total loan portfolio.

DIME COMMUNITY BANCSHARES, INC. AND SUBSIDIARIES
UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS
(Dollars In thousands except share and per share amounts)

	For the Three Months Ended			For the Six Months Ended
	June 30, 2016	March 31, 2016	June 30, 2015	June 30, 2016	June 30, 2015
Interest income:
Loans secured by real estate	$47,358	$45,651	$43,473	$93,009	$85,261
Other loans	24	24	24	48	48
Mortgage-backed securities	2	2	2	4	183
Investment securities	265	173	121	438	290
Federal funds sold and other short-term investments	721	661	578	1,382	1,228
Total interest income	48,370	46,511	44,198	94,881	87,010
Interest expense:
Deposits and escrow	7,597	6,794	5,670	14,391	10,890
Borrowed funds	5,163	5,086	5,458	10,249	12,956
Total interest expense	12,760	11,880	11,128	24,640	23,846
Net interest income	35,610	34,631	33,070	70,241	63,164
Provision (Credit) for loan losses	442	(21)	(1,135)	421	(1,307)
Net interest income after provision (credit) for loan losses	35,168	34,652	34,205	69,820	64,471

Non-interest income:
Service charges and other fees	758	685	799	1,443	1,549
Mortgage banking income, net	27	28	41	55	113
Gain (loss) on sale of real estate	(4)	68,187	-	68,183	-
Gain (loss) on sale of securities and other assets	-	40	(4)	40	1,384
Gain (loss) on trading securities	33	6	(21)	39	41
Other	1,491	795	862	2,286	1,891
Total non-interest income	2,305	69,741	1,677	72,046	4,978
Non-interest expense:
Compensation and benefits	9,532	9,708	9,540	19,240	16,381
Occupancy and equipment	3,115	2,627	2,490	5,742	5,434
Federal deposit insurance premiums	581	739	576	1,320	1,127
Other	4,864	4,795	3,760	9,659	7,288
Total non-interest expense	18,092	17,869	16,366	35,961	30,230

Income before taxes	19,381	86,524	19,516	105,905	39,219
Income tax expense	8,173	36,487	7,987	44,660	15,912

Net Income	$11,208	$50,037	$11,529	$61,245	$23,307

Earnings per Share ("EPS"):
Basic	$0.30	$1.37	$0.32	$1.67	$0.65
Diluted	$0.30	$1.36	$0.32	$1.67	$0.64

Average common shares outstanding for Diluted EPS	36,818,581	36,662,951	36,259,377	36,741,066	36,158,821

DIME COMMUNITY BANCSHARES, INC. AND SUBSIDIARIES
UNAUDITED SELECTED FINANCIAL HIGHLIGHTS
(Dollars In thousands except per share amounts)

	For the Three Months Ended			For the Six Months Ended
	June 30, 2016	March 31, 2016	June 30, 2015	June 30, 2016	June 30, 2015
Performance Ratios (Based upon Reported Net Income):
Reported EPS (Diluted)	$0.30	$1.36	$0.32	$1.67	$0.64
Return on Average Assets	0.81%	3.87%	1.01%	2.29%	1.03%
Return on Average Stockholders' Equity	8.23%	39.47%	9.78%	23.28%	9.98%
Return on Average Tangible Stockholders' Equity	9.01%	43.49%	10.84%	25.57%	11.08%
Net Interest Spread	2.50%	2.63%	2.88%	2.57%	2.74%
Net Interest Margin	2.68%	2.80%	3.05%	2.74%	2.93%
Non-interest Expense to Average Assets	1.31%	1.38%	1.44%	1.35%	1.33%
Efficiency Ratio	47.75%	49.45%	47.07%	48.58%	45.31%
Effective Tax Rate	42.17%	42.17%	40.93%	42.17%	40.57%

Book Value and Tangible Book Value Per Share:
Stated Book Value Per Share	$14.60	$14.44	$12.85	$14.60	$12.85
Tangible Book Value Per Share	13.35	13.18	11.61	13.35	11.61

Average Balance Data:
Average Assets	$5,509,549	$5,171,368	$4,555,381	$5,340,459	$4,537,849
Average Interest Earning Assets	5,308,434	4,955,643	4,335,579	5,132,039	4,318,692
Average Stockholders' Equity	545,033	507,151	471,628	526,092	467,149
Average Tangible Stockholders' Equity	497,850	460,249	425,522	479,049	420,769
Average Loans	5,139,564	4,818,516	4,216,209	4,979,040	4,195,146
Average Deposits	3,612,933	3,329,433	2,911,493	3,340,695	2,831,143

Asset Quality Summary:
Net charge-offs (recoveries)	$45	$(20)	$(1,451)	$25	$(1,367)
Non-performing Loans (excluding loans held for sale)	4,329	1,442	959	4,329	959
Non-performing Loans/ Total Loans	0.08%	0.03%	0.02%	0.08%	0.02%
Nonperforming Assets (1)	$5,600	$2,705	$2,659	$5,600	$2,656
Nonperforming Assets/Total Assets	0.10%	0.05%	0.06%	0.10%	0.06%
Allowance for Loan Loss/Total Loans	0.36%	0.37%	0.43%	0.36%	0.43%
Allowance for Loan Loss/Non-performing Loans	436.80%	1283.84%	1934.62%	436.80%	1934.62%
Loans Delinquent 30 to 89 Days at period end	$535	$2,291	$349	$535	$349

Consolidated Capital Ratios
Tangible Stockholders' Equity to Tangible Assets at period end	9.14%	9.02%	9.40%	9.14%	9.40%
Tier 1 Capital to Average Assets	10.47%	10.97%	11.12%	9.40%	11.12%

Regulatory Capital Ratios (Bank Only):
Common Equity Tier 1 Capital to Risk-Weighted Assets	11.82%	11.50%	9.30%	11.82%	9.30%
Tier 1 Capital to Risk-Weighted Assets ("Tier 1 Capital Ratio")	11.82%	11.50%	12.44%	11.82%	12.44%
Total Capital to Risk-Weighted Assets ("Total Capital Ratio")	12.27%	11.93%	12.99%	12.27%	12.99%
Tier 1 Capital to Average Assets	9.13%	9.57%	9.47%	9.13%	9.47%

Reconciliation of Reported and Adjusted ("non-GAAP") Net Income:
Net Income	$11,208	$50,037	$11,529	$61,245	$23,307
Less: After tax gain on sale of securities	-	-	-	-	(764)
Add: After-tax expense associated with the prepayment of borrowings	-	-	-	-	750
Less: After tax gain on the sale of real estate (2)	-	(37,483)	-	(37,483)	-
Less: After tax credit on curtailment of postretirement health benefits	-	-	-	-	(1,868)
Adjusted ("non-GAAP") net income	$11,208	$12,554	$11,529	$23,762	$21,425

Performance Ratios (Based upon "non-GAAP Net Income" as calculated above):
Reported EPS (Diluted)	$0.30	$0.34	$0.32	$0.65	$0.59
Return on Average Assets	0.81%	0.97%	1.01%	0.89%	0.94%
Return on Average Stockholders' Equity	8.23%	9.90%	9.78%	9.03%	9.17%
Return on Average Tangible Stockholders' Equity	9.01%	10.91%	10.84%	9.92%	10.18%
Net Interest Spread	2.50%	2.63%	2.88%	2.57%	2.74%
Net Interest Margin	2.68%	2.80%	3.05%	2.74%	2.93%
Non-interest Expense to Average Assets	1.31%	1.38%	1.44%	1.35%	1.48%
Efficiency Ratio	47.75%	49.45%	47.07%	48.58%	49.39%

(1)
Amount comprised of total non-accrual loans, other real estate owned, and the recorded balance of pooled bank trust preferred security investments that were deemed to meet the criteria of a non-performing asset.

(2)	The gain on the sale of real estate was taxed at the company's statutory tax rate of 45%.

DIME COMMUNITY BANCSHARES, INC. AND SUBSIDIARIES
UNAUDITED AVERAGE BALANCES AND NET INTEREST INCOME
(Dollars In thousands)

	For the Three Months Ended
	June 30, 2016			March 31, 2016			June 30, 2015
	Average Balance	Interest	Average Yield/ Cost	Average Balance	Interest	Average Yield/ Cost	Average Balance	Interest	Average Yield/ Cost
Assets:
Interest-earning assets:
Real estate loans	$5,138,053	$47,358	3.69%	$4,817,095	$45,651	3.79%	$4,214,674	$43,473	4.13%
Other loans	1,511	24	6.35	1,421	24	6.76	1,535	23	5.99
Mortgage-backed securities	400	2	2.00	414	2	1.93	461	2	1.74
Investment securities	20,203	265	5.25	20,217	173	3.42	18,491	121	2.62
Other short-term investments	148,267	721	1.95	116,496	661	2.27	100,418	579	2.31
Total interest earning assets	5,308,434	$48,370	3.64%	4,955,643	$46,511	3.75%	4,335,579	$44,198	4.08%
Non-interest earning assets	201,115			215,725			219,802
Total assets	$5,509,549			$5,171,368			$4,555,381

Liabilities and Stockholders' Equity:
Interest-bearing liabilities:
Interest Bearing Checking accounts	$84,835	$61	0.29%	$79,839	$56	0.28%	$75,739	$60	0.32%
Money Market accounts	1,892,046	3,865	0.82	1,689,903	3,379	0.80	1,335,793	2,441	0.73
Savings accounts	369,266	44	0.05	367,707	45	0.05	373,430	45	0.05
Certificates of deposit	1,010,864	3,627	1.44	931,007	3,314	1.43	916,684	3,124	1.37
Total interest bearing deposits	3,357,011	7,597	0.91	3,068,456	6,794	0.89	2,701,646	5,670	0.84
Borrowed Funds	1,145,058	5,163	1.81	1,182,114	5,086	1.73	1,010,119	5,458	2.17
Total interest-bearing liabilities	4,502,069	$12,760	1.14%	4,250,570	$11,880	1.12%	3,711,765	$11,128	1.20%
Non-interest bearing checking accounts	255,922			260,977			209,847
Other non-interest-bearing liabilities	206,526			152,670			162,141
Total liabilities	4,964,517			4,664,217			4,083,753
Stockholders' equity	545,032			507,151			471,628
Total liabilities and stockholders' equity	$5,509,549			$5,171,368			$4,555,381
Net interest income		$35,610			$34,631			$33,070
Net interest spread			2.50%			2.63%			2.88%
Net interest-earning assets	$806,365			$705,073			$623,814
Net interest margin			2.68%			2.80%			3.05%
Ratio of interest-earning assets to interest-bearing liabilities		117.91%			116.59%			116.81%

Deposits (including non-interest bearing checking accounts)	$3,612,933	$7,597	0.85%	$3,329,433	$6,794	0.82%	$2,911,493	$5,670	0.78%

SUPPLEMENTAL INFORMATION
Loan prepayment and late payment fee income		$1,978			$2,618			$4,194
Real estate loans (excluding net prepayment and late payment fee income)			3.53%			3.57%			3.73%
Interest earning assets (excluding net prepayment and late payment fee income)			3.50%			3.54%			3.69%
Net Interest income (excluding net prepayment and late payment fee income)		$33,632			$32,013			$28,876
Net Interest margin (excluding net prepayment and late payment fee income)			2.53%			2.58%			2.66%

DIME COMMUNITY BANCSHARES, INC. AND SUBSIDIARIES
UNAUDITED SCHEDULE OF NON-PERFORMING ASSETS AND TROUBLED DEBT RESTRUCTURINGS ("TDRs")
(Dollars In thousands)

Non-Performing Loans	At June 30, 2016	At March 31, 2016	At June 30, 2015
One- to four-family and cooperative/condominium apartment	$487	$1,102	$749
Multifamily residential and mixed use residential real estate (1)(2)	3,784	287	-
Mixed use commercial real estate (2)	54	53	-
Commercial real estate	-	-	207
Other	4	-	3
Total Non-Performing Loans (3)	$4,329	$1,442	$959
Other Non-Performing Assets
Non-performing loans held for sale	-	-	333
Other real estate owned	18	18	148
Pooled bank trust preferred securities (4)	1,253	1,245	1,219
Total Non-Performing Assets	$5,600	$2,705	$2,659

TDRs not included in non-performing loans (3)
One- to four-family and cooperative/condominium apartment	32	-	-
Multifamily residential and mixed use residential real estate (1)(2)	1,058	1,069	1,312
Mixed use commercial real estate (2)	4,303	4,324	4,385
Commercial real estate	3,396	3,412	3,459
Total Performing TDRs	$8,789	$8,805	$9,156

(1)	Includes loans underlying cooperatives.

(2)
While the loans within these categories are often considered "commercial real estate" in nature, they are classified separately in this table because there is a residential component to the income, which makes them generally viewed as less risky than pure commercial real estate loans.

(3)
Total non-performing loans include some loans that were modified in a manner that met the criteria for a TDR.  These non-accruing TDRs totaled $207 at June 30, 2015, and are included in the non-performing loan table, but excluded from the TDR amount shown above. There were no non-accruing TDRs at June 30, 2016 or March 31, 2016.

(4)	As of the dates presented, certain pooled bank trust preferred securities were deemed to meet the criteria of a non-performing asset.

PROBLEM ASSETS AS A PERCENTAGE OF TANGIBLE CAPITAL AND RESERVES

	At June 30, 2016	At March 31, 2016	At June 30, 2015
Total Non-Performing Assets	$5,600	$2,705	$2,659
Loans 90 days or more past due on accrual status (5)	4,534	4,713	1,044
TOTAL PROBLEM ASSETS	$10,134	$7,418	$3,703

Tier One Capital - The Dime Savings Bank of Williamsburgh	$496,757	$487,759	$425,334
Allowance for loan losses	18,909	18,513	18,553
TANGIBLE CAPITAL PLUS RESERVES	$515,666	$506,272	$443,887

PROBLEM ASSETS AS A PERCENTAGE OF TANGIBLE CAPITAL AND RESERVES	2.0%	1.5%	0.8%

(5)
These loans were, as of the respective dates indicated, expected to be either satisfied, made current or re-financed within the following twelve months, and were not expected to result in any loss of contractual principal or interest.  These loans are not included in non-performing loans.